Exhibit 4.8

BUSINESS ACQUISITION REPORT

Form 51-102F4

Item 1 - Identity of the Company

1.1	Name and Address of the Company

Concordia Healthcare Corp. (the “Company”)

277 Lakeshore Road East

Suite 302

Oakville, Ontario

L6J 1H9

1.2	Executive Officer

For further information in respect of this report and the significant acquisition described herein, please contact:

Adrian de Saldanha

Chief Financial Officer of the Company

(905) 842-5150

Item 2 - Details of Acquisition

2.1	Nature of Business Acquired

On April 21, 2015, the Company and its subsidiary, Concordia Pharmaceuticals Inc. (“CPI”) completed the acquisition of substantially all of the commercial assets of privately held Covis Pharma S.à.r.l and Covis Injectables, S.à.r.l (together “Covis”) for $1.2 billion in cash (the “Covis Acquisition”). The Covis drug portfolio acquired (the “Covis Portfolio”) consists of 18 products, comprised of 12 branded products and five authorized generic contracts and a product distributed by a third party in Australia pursuant to the terms of a distribution agreement, that address medical conditions in various therapeutic areas including cardiovascular, central nervous system, oncology and acute care markets. All references to “$” herein are to United States dollars unless otherwise stated.

2.2	Date of the Acquisition

The effective date of the Covis Acquisition was April 21, 2015 (the “Closing Date”). The date of the Covis Acquisition for accounting purposes is the Closing Date.

2.3	Consideration

The Covis Acquisition was structured as an all-cash transaction with a purchase price of $1.2 billion for the Covis Portfolio and certain related assets being acquired. The Company paid for the Covis Acquisition through a mix of bank facilities, senior notes and equity as further described below.

Bank Facilities

Concurrent with the closing of the Covis Acquisition, the Company entered into a credit agreement (“Credit Agreement”) dated April 21, 2015, by and among the Company, certain of the Company’s subsidiaries, the Royal Bank of Canada, Morgan Stanley Senior Funding, Inc., TD Securities (USA) LLC, GE Capital Markets, Inc., Fifth Third Bank and certain lenders party thereto (collectively, the “Lenders”). Pursuant to the terms of the Credit Agreement, the Lenders agreed to provide senior secured credit facilities in an aggregate principal amount of up to $700 million comprising: (i) a senior secured revolving credit facility (the “Revolving Facility”) in an aggregate principal amount of up to $125 million; and (ii) a senior secured term loan facility (the “Term Facility”) in an aggregate principal amount of $575 million (together, the “Bank Facilities”). The Bank Facilities are secured by the assets of the Company and the assets of the Company’s material subsidiaries, and all obligations of the Company under the Bank Facilities are guaranteed by the Company’s material subsidiaries.

The Term Facility will mature on the seventh anniversary of the date of the Covis Acquisition (unless extended by the lenders under the Term Facility) and the Revolving Facility will mature on the fifth anniversary of the date of the Covis Acquisition (unless extended by the lenders under the Revolving Facility). The Term Facility bears a variable interest rate with fixed repayments required over the term to maturity, as well as mandatory repayments based on excess cash flow generated by the Company as defined in the Credit Agreement, calculated annually. Interest rates are calculated at the U.S. Prime Rate or LIBOR plus applicable margins.

The funds made available to the Company under the Term Facility were used to partially fund (i) the purchase price for the Covis Acquisition; (ii) the fees and expenses incurred in connection with the Covis Acquisition; and (iii) the repayment and retirement of the Company’s outstanding debt issued pursuant to the terms and provisions of the amended and restated credit facility with GE Capital Canada Finance Inc. and a syndicate of lenders. The Company has not drawn on the Revolving Facility.

Senior Notes due 2023

In connection with the Covis Acquisition, on April 21, 2015 the Company also closed a private offering of $735 million of 7.00% Senior Notes due 2023 (the “Notes”) issued pursuant to an indenture. The Notes were priced at an issue price of 100.00% of their face amount to yield 7.00%. Interest on the Notes is payable semi-annually on April 15th and October 15th of each year. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

The net proceeds of the offering of the Notes were used to partially fund: (i) the purchase price for the Covis Acquisition; and (ii) the fees and expenses incurred in connection with the Covis Acquisition.

Equity Offering

On April 8, 2015, Concordia closed a short form prospectus offering, on a “bought deal” basis, of 4,329,428 subscription receipts (“Subscription Receipts”) of the Company, which included the exercise by the Underwriters (as defined below) of an over-allotment option of 15%, for aggregate gross proceeds of CAD $368,001,380 (the “2015 Offering”).

The 2015 Offering was completed at a price per Subscription Receipt of CAD $85.00 by a syndicate of underwriters led by RBC Capital Markets, as sole bookrunner and co-lead manager, and including GMP Securities L.P., as co-lead manager, and TD Securities Inc. (collectively, the “Underwriters”). Upon closing of the Covis Acquisition, each holder of Subscription Receipts automatically received, without payment of additional consideration or further action, one common share of the Company in exchange for each Subscription Receipt held.

The net proceeds of the 2015 Offering were used to partially fund: (i) the purchase price for the Covis Acquisition; and (ii) fees and expenses incurred in connection with the Covis Acquisition.

2.4	Effect on Financial Position

The acquired Covis Portfolio complements the Company’s Legacy Pharmaceuticals Division. The Company has no current plans or proposals for material changes in its business affairs or the affairs or assets acquired from Covis, which may have a significant effect on the results of operations and financial position of the Company.

2.5	Prior Valuations

Not applicable.

2.6	Parties to the Acquisition

The acquisition did not involve an informed person, associate or affiliate of the Company.

2.7	Date of Report

This report is dated July 3, 2015.

Item 3 - Financial Statements

The following financial statements have been included with this report:

(a)	Schedule A: Audited carve out financial statements for the Covis Portfolio for the years ended December 31, 2014 and December 31, 2013 and unaudited carve out financial statements for the Covis Portfolio for the three months ended March 31, 2015 and the three months ended March 31, 2014.

(b)	Schedule B: Unaudited pro forma consolidated balance sheet of the Company as at March 31, 2015, Unaudited pro forma consolidated income statement of the Company for the three months ended March 31, 2015 and unaudited pro forma consolidated income statement of the Company for the year ended December 31, 2014.

SCHEDULE A

COVIS PHARMA HOLDINGS S.à r.l.

Carve-out Financial Statements

For the Three Months Ended March 31, 2015 and 2014

And the Years Ended December 31, 2014 and 2013

COVIS PHARMA HOLDINGS S.à r.l.

Table of Contents

Independent Auditor’s Report	1

Review Report of Independent Accountants	3

Financial Statements

Carve-out Balance Sheets	4

Carve-out Statements of Operations	6

Carve-out Statements of Equity	7

Carve-out Statements of Cash Flows	8

Notes to Carve-out Financial Statements	10

Crowe Horwath LLP
Independent Member Crowe Horwath International

INDEPENDENT AUDITOR’S REPORT

Board of Directors and Shareholder

Covis Pharma Holdings S.à r.l.

Bertrange, Grand Duchy of Luxembourg

Report on the Financial Statements

We have audited the accompanying carve-out financial statements of Covis Pharma Holdings S.à r.l., which comprise the carve-out balance sheets as of December 31, 2014 and 2013, and the related carve-out statements of operations, equity, and cash flows for the years then ended, and the related notes to the carve-out financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these carve-out financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of carve-out financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these carve-out financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the carve-out financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the carve-out financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the carve-out financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the carve-out financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.

Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the carve-out financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

- Continued -

1.

Opinion

In our opinion, the carve-out financial statements referred to above present fairly, in all material respects, the carve-out financial position of Covis Pharma Holdings S.à r.l. as of December 31, 2014 and 2013, and the carve-out results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matter

As disclosed in Note 1 of the carve-out financial statements, on March 9, 2015, Concordia Pharmaceuticals Inc. entered into an agreement to acquire all of the rights and intellectual property for the purchased assets identified in Note 1. Our report is not modified with respect to this matter.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

New York, New York

March 23, 2015

2.

Crowe Horwath LLP
Independent Member Crowe Horwath International

REVIEW REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Shareholders

Covis Pharma Holdings S.à r.l.

Bertrange, Grand Duchy of Luxembourg

We have reviewed the accompanying carve-out financial statements of Covis Pharma Holdings S.à r.l., which comprise the carve-out balance sheet as of March 31, 2015, and the related carve-out statements of operations, equity, and cash flows for the three months ended March 31, 2015, and the related carve-out statements of operations and cash flow for the three months ended March 31, 2014, and the related notes to the carve-out financial statements. A review includes primarily applying analytical procedures to management’s financial data and making inquiries of company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the carve-out financial statements as a whole. Accordingly, we do not express such an opinion.

Management is responsible for the preparation and fair presentation of the carve-out financial statements in accordance with accounting principles generally accepted in the United States of America and for designing, implementing, and maintaining internal control relevant to the preparation and fair presentation of the carve-out financial statements.

Our responsibility is to conduct the reviews in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. Those standards require us to perform procedures to obtain limited assurance that there are no material modifications that should be made to the carve-out financial statements. We believe that the results of our procedures provide a reasonable basis for our report.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying carve-out financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

New York, New York

July 2, 2015

3.

Covis Pharma Holdings S.à r.l.

Carve-out Balance Sheets

(US Dollars in Thousands)

	March 31, 2015	December 31, 2014	December 31, 2013
	(Unaudited)
Assets

Current assets:
Trade receivables, net	$85,443	$69,524	$47,622
Inventory, net	3,961	3,334	4,802
Prepaid expenses and other current assets	1,220	1,365	766

Total current assets	90,624	74,223	53,190

Equipment, net	423	458	590
Intangible assets, net	234,130	244,652	224,268
Deferred financing costs, net	4,824	5,125	6,331

Total assets	$330,001	$324,458	$284,379

Covis Pharma Holdings S.à r.l.

Carve-out Balance Sheets

(US Dollars in Thousands)

	March 31, 2015	December 31, 2014	December 31, 2013
	(Unaudited)
Liabilities

Current liabilities:
Accounts payable	$981	$3,315	$1,367
Accrued expenses	6,808	9,724	4,183
Accrued returns and allowances	2,445	4,620	29,007
Current portion of long-term debt	1,785	1,785	8,919

Total current liabilities	12,019	19,444	43,476

Long-term debt	145,987	145,987	146,433
Deferred income tax liability, net	1,364	1,364	652

Total liabilities	159,370	166,795	190,561

Commitments and contingencies

Net equity	170,631	157,663	93,818

Total liabilities and equity	$330,001	$324,458	$284,379

Covis Pharma Holdings S.à r.l.

Carve-out Statements of Operations

(US Dollars in Thousands)

	Three Months Ended March 31,		Years Ended December 31,
	2015	2014	2014	2013
	(Unaudited)	(Unaudited)

Net sales	$60,880	$41,276	$151,534	$55,326

Costs of sales (exclusive of amortization shown below)	5,638	3,395	12,939	11,626

Gross profit	55,242	37,881	138,595	43,700

Selling, general, and administrative	5,280	8,132	32,920	14,213
Equity compensation	698	672	2,690	3,169
Amortization of intangible assets	10,522	8,515	36,117	27,179

Operating income	38,742	20,562	66,868	(861)

Other income (expense):
Interest expense	(2,598)	(2,670)	(10,523)	(8,954)
Other income	78	16	159	127

Other income (expense)	(2,520)	(2,654)	(10,364)	(8,827)

Income (loss) before taxes	36,222	17,908	56,504	(9,688)

Provision for income taxes	3,412	1,276	3,353	775

Net income (loss)	$32,810	$16,632	$53,151	$(10,463)

Covis Pharma Holdings S.à r.l.

Carve-out Statements of Equity

(US Dollars in Thousands)

Net Equity

Balance as of January 1, 2013	$72,801

Net activity with parent	28,311

Contribution of equity-based compensation	3,169

Net loss	(10,463)

Balance as of December 31, 2013	93,818

Net activity with parent	8,004

Contribution of equity-based compensation	2,690

Net income	53,151

Balance as of December 31, 2014	157,663

Net activity with parent (Unaudited)	(20,540)

Contribution of equity-based compensation (Unaudited)	698

Net income (Unaudited)	32,810

Balance as of March 31, 2015 (Unaudited)	$170,631

Covis Pharma Holdings S.à r.l.

Carve-out Statements of Cash Flows

(US Dollars in Thousands)

	Three Months Ended March 31,		Years Ended December 31,
	2015	2014	2014	2013
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income (loss)	$32,810	$16,632	$53,151	$(10,463)
Adjustments to reconcile change in net assets to net cash from operating activities:
Amortization	10,823	8,816	37,323	28,083
Depreciation	41	46	163	143
Equity-based compensation	698	672	2,690	3,169
Change in operating assets and liabilities (net of assets and liabilities acquired):
Accounts receivable	(15,919)	(5,600)	(21,902)	(38,149)
Inventory	(627)	2,278	1,468	4,006
Prepaid expenses	145	60	(599)	(121)
Accounts payable	(2,334)	(1,367)	1,948	(1,815)
Accrued expenses	(2,916)	4,361	5,541	2,904
Returns reserve	—		—
Deferred taxes	—	—	712	652
Returns and allowances	(2,175)	(23,136)	(24,387)	27,531

Net cash provided by operating activities	20,546	2,762	56,108	15,940

Covis Pharma Holdings S.à r.l.

Carve-out Statements of Cash Flows

(US Dollars in Thousands)

	Three Months Ended March 31,		Years Ended December 31,
	2015	2014	2014	2013
	(Unaudited)	(Unaudited)
Cash used by investing activities
Product acquisitions	$—	$(1,000)	$(56,501)	$(192,040)
Purchase of property and equipment	(6)	—	(31)	(328)

Net cash used by investing activities	(6)	(1,000)	(56,532)	(192,368)

Cash flows from financing activities
Proceeds issuance of debt	—	—	—	178,453
Repayment of debt	—	(445)	(7,580)	(23,101)
Financing fee paid	—	—	—	(7,235)
Net change in activity with parent	(20,540)	(1,317)	8,004	28,311

Net cash provided by financing activities	(20,540)	(1,762)	424	176,428

Net increase (decrease) in cash	—	—	—	—

Cash as of beginning of year	—	—	—	—

Cash as of end of year	$—	$—	$—	$—

Supplemental disclosure of cash flow information

Cash paid for interest:	$2,217	$2,330	$9,291	$8,023

Cash paid for taxes	$—	$—	$866	$6

COVIS PHARMA HOLDINGS S.à r.l.

Notes to Carve-out Financial Statements

For the three months ended March 31, 2015 and 2014 (Unaudited)

and the years ended December 31, 2014 and 2013

(US Dollars in thousands)

NOTE 1:	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Covis Pharma Holdings S.à r.l. (the “Company”) is a Luxembourg based specialty pharmaceutical company that owns both the manufacturing rights to a portfolio of 22 branded and authorized generic products and regional distribution rights to those products. Through its operating subsidiaries, the Company manufactures and distributes these products across multiple markets inclusive of, but not limited to, cardiovascular, prostate cancer, central nervous system, gastrointestinal, auto immune and injectables for hospitals. The Company is a wholly owned subsidiary of Covis Holdings, L.P.

On March 9, 2015, Concordia Pharmaceuticals Inc. (the “Acquiring Company”) entered into an agreement to purchase all rights and intellectual property relating to 18 branded and authorized generic products including the following branded products: Dibenzyline®, Nilandron®, Lanoxin Tablets®, Plaquenil®, Uroxatral®, Dyrenium®, Zantac®, DuToprol®, Parnate®, Zinacef®, Fortaz® and Kayexalate® and the following Authorized Generics and regional distribution rights: Lanoxin Tablets®, Plaquenil®, Dyrenium®, Parnate®, Dibenzyline® and the Australian distribution agreement for Dibenzyline® (collectively, the “Purchased Assets”) from the Company for consideration of $1,200,000. Completion of the acquisition occurred on April 21, 2015.

Lanoxin government private label SKUs have been excluded from the Purchased Assets as a mechanism for the Acquiring Company to discontinue the SKUs prospectively. These SKUs are covered under the Lanoxin NDA, which is included in the Purchased Assets and therefore historical net sales related to these SKUs of $299 and $155 have been included in the results of operations for the three months ended March 31, 2015 and 2014. For the years ended December 31, 2014 and 2013, $1,268 and $919 have been included in the results of operations.

Basis of Presentation

These carve-out financial statements have been prepared on a carve-out basis from the Company’s accounting records to represent the assets, liabilities, and operating activities of the Purchased Assets being purchased by the Acquiring Company on a stand-alone basis as of March 31, 2015, December 31, 2014, and December 31, 2013, and three months ended March 31, 2015 and 2014, and for the years ended December 31, 2014 and 2013 in accordance with accounting principles generally accepted in the United States.

COVIS PHARMA HOLDINGS S.à r.l.

Notes to Carve-out Financial Statements

For the three months ended March 31, 2015 and 2014 (Unaudited)

and the years ended December 31, 2014 and 2013

(US Dollars in thousands)

NOTE 1:	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The carve-out financial statements are not necessarily indicative of the results that would have been attained if the Purchased Assets were owned by a separate legal entity during the periods presented and therefore are not necessarily indicative of future operating results. No adjustments have been made to reflect possible incremental changes to the cost structure as a result of the acquisition by the Acquiring Company. The basis for the allocation of assets, liabilities, and results of operations to the accounts of the carve-out financial statements are as follows:

Trade receivables, inventory, intangible assets, accrued returns and allowances, accounts payable, net sales, cost of sales and amortization of intangible assets were allocated to the carve-out financial statements based on the Company’s existing accounting records specific to the carve-out assets, liabilities, and operations.

Long and short term debt, deferred financing costs and interest expense were allocated to the carve-out financial statements based on the percentage of intellectual property acquired related to the Sanofi-Aventis US acquisition (see Note 2).

Prepaid expenses, equipment, accrued expenses, selling general and administrative expense, equity compensation, interest expense and other income were allocated to the carve-out financial statements based on a blended methodology, based first on the Company’s accounting records specific to the carved-out assets, liabilities and operations, and if not specifically identifiable, they were allocated based on the net ratio of the Purchased Assets cost of sales relative to the total cost of sales of the Company based on 2014 results.

The Purchased Assets being acquired do not represent a separate legal entity for income tax purposes. The carve-out financial statements reflect income taxes on a stand-alone basis assuming the same benefits of the Covis Pharma Holdings S.à r.l corporate structure and negotiated Luxemburg and Switzerland tax rates. The deferred tax assets and liabilities reflect deferred taxes related to the tax attributes allocated to the company on the same basis as the assets and liabilities recorded. The related deferred tax assets, liabilities and income tax expense could be significantly different from those presented herein.

These carve-out financial statements are prepared on the historical cost basis. The accounting policies have been consistently applied to all the periods presented. The carve-out financial statements are presented in U.S. dollars which is the functional currency of the Company as this is the principal currency of the economic environment in which the Company operates.

The Company has evaluated subsequent events through the date the financial statements were issued.

COVIS PHARMA HOLDINGS S.à r.l.

Notes to Carve-out Financial Statements

For the three months ended March 31, 2015 and 2014 (Unaudited)

and the years ended December 31, 2014 and 2013

(US Dollars in thousands)

NOTE 1:	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates

The preparation of carve-out financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the financial statements. Actual results could differ from those estimates. Significant estimates and assumptions in the financial statements relate to the returns/chargeback reserve, intangible assets life and impairment considerations and valuation of profits interest.

Trade Receivables

Receivables for product sales are recorded at the invoiced amount. The Company provides an allowance for doubtful accounts which is the Company’s best estimate of the amount of probable credit losses in the Company’s accounts receivable based on specific review of its accounts receivable. Interest is charged on past due accounts at the lesser of prime rate plus 2% per year or the maximum rate permitted by applicable law. The Company will write off receivables as a charge to the allowance when, in management’s estimation, it is probable that the receivables are uncollectible. As of March 31, 2015, there are no amounts receivable from distributors that are past due and management determined that no allowance was required. Unbilled receivables of $2,613, $6,475, and $5,613 are included in trade receivables at March 31, 2015, December 31, 2014, and December 31, 2013, respectively.

Inventory

Inventory consists of finished goods, work-in-process and raw materials and is stated at the lower of cost or market. Cost is determined by the first-in, first-out method. Management provides a reserve for excess or short dated inventory.

Equipment

Equipment includes computers and other office equipment and is stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, ranging from two to five years. Depreciation expense was $41 and $46 for the three months ended March 31, 2015 and 2014, respectively. Depreciation expense was $163 and $143 for the years ended December 31, 2014 and 2013, respectively.

COVIS PHARMA HOLDINGS S.à r.l.

Notes to Carve-out Financial Statements

For the three months ended March 31, 2015 and 2014 (Unaudited)

and the years ended December 31, 2014 and 2013

(US Dollars in thousands)

NOTE 1:	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Intangible Assets

Acquired intangible assets are stated at fair value at the date of acquisition and represent intellectual property rights including trade names, formulation, manufacturing, and distribution rights which are amortized on a straight-line basis over their estimated economic life.

Impairment of Long-Lived Assets

Long-lived assets, such as equipment and intangibles subject to amortization, will be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No impairments have occurred to date.

Revenue Recognition

Product revenue is recognized when all four of the following criteria are met: (1) the Company has persuasive evidence an arrangement exists, (2) the price is fixed and determinable, (3) title has passed, and (4) collection is reasonably assured. This typically occurs at the time the products are received by the customer in the United States.

Provision for Sales Returns and Allowances

As is customary in the pharmaceutical industry, the Company’s gross product sales are subject to a variety of deductions in arriving at reported net product sales. When the Company recognizes revenue from the sale of its products, an estimate of sales returns and allowances (“SRA”) is recorded which reduces product sales and trade accounts receivable. These adjustments include estimates for chargebacks and returns allowances.

These provisions are estimated based on historical payment experience, historical relationship to revenues, estimated customer inventory levels, and current contract sales terms with direct and indirect customers.

A chargeback represents an amount payable in the future to a wholesaler for the difference between the invoice price paid to the Company by the wholesale customer for a particular product and the negotiated contract price that the wholesaler’s customer pays for that product.

Chargebacks primarily relate to sales by wholesalers made to qualifying purchasers under governmental/institutional contract pricing.

COVIS PHARMA HOLDINGS S.à r.l.

Notes to Carve-out Financial Statements

For the three months ended March 31, 2015 and 2014 (Unaudited)

and the years ended December 31, 2014 and 2013

(US Dollars in thousands)

NOTE 1:	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Consistent with industry practice, the Company maintains a return policy that allows customers to return product for credit. The Company’s estimate of the provision for returns is based upon historical industry averages for product returns as well as the most recent historical experience of actual customer returns. The Company has limited history of actual return data and continually monitors its estimates as actual product data is received. Actual returns are tracked by individual production lots so that historical trend rates can be refined. The Company makes adjustments to the current period provision for returns when it appears product returns may differ from original estimates.

For a period of time after the acquisition of products, the seller will receive chargebacks from the Company’s sale of the acquired products. Per the asset acquisition agreements, the Company is responsible for reimbursing the seller for these chargebacks. Therefore a portion of the Company’s estimated reserves for chargebacks are due to the seller of the products and not included in the net amounts due from the Company’s customers. The estimates for chargebacks due to the seller have been included in the carve-out balance sheet as accrued returns and allowances and excluded from accounts receivable, net, as of March 31, 2015, December 31, 2014, and December 31, 2013.

The following table summarizes the activity in the Company’s major categories of SRA:

	Chargebacks	Returns	Total

Balance as of January 1, 2013	$—	$1,477	$1,477

Provision	26,430	6,354	32,784

Credit and payments	—	(5,254)	(5,254)

Balance as of December 31, 2013	26,430	2,577	29,007

Provision	2,086	6,035	8,121

Credits and payments	(25,097)	(7,411)	(32,508)

Balance as of December 31, 2014	3,419	1,201	4,620

Provision (Unaudited)	(2,032)	502	(1,530)

Credits and payments (Unaudited)	(17)	(628)	(645)

Balance as of March 31, 2015 (Unaudited)	$1,370	$1,075	$2,445

COVIS PHARMA HOLDINGS S.à r.l.

Notes to Carve-out Financial Statements

For the three months ended March 31, 2015 and 2014 (Unaudited)

and the years ended December 31, 2014 and 2013

(US Dollars in thousands)

NOTE 1:	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Shipping and Handling Costs

The cost of shipping products to customers is recognized at the time the products are shipped to the customer and are included in cost of goods sold.

Income Taxes

Deferred tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse. In estimating future tax consequences, all expected future events are considered other than enactment of changes in the tax law or rates.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense in the financial statements. As of March 31, 2015, December 31, 2014, and December 31, 2013, the Company had no accrued interest or penalties related to uncertain tax positions.

The determination of recording or releasing tax valuation allowance is made, in part, pursuant to an assessment performed by management regarding the likelihood that the Company will generate future taxable income against which benefits of its deferred tax assets may or may not be realized. This assessment requires management to exercise significant judgment and make estimates with respect to its ability to generate taxable income in future periods.

Equity-Based Compensation

The Company accounts for equity-based compensation using the fair value method which requires all such compensation, including the grant of profits interest in Covis Holdings, L.P., to be recognized in the income statement based on its fair value at the measurement date (generally the grant date for awards to employees). The expense associated with equity-based compensation is recognized on a straight-line basis over the service period of each award. The expense for performance awards is recognized only when it is probable that the performance criteria will be met.

COVIS PHARMA HOLDINGS S.à r.l.

Notes to Carve-out Financial Statements

For the three months ended March 31, 2015 and 2014 (Unaudited)

and the years ended December 31, 2014 and 2013

(US Dollars in thousands)

NOTE 1:	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentrations

The Company is subject to Supply and Distribution agreements (the “Agreements”) with its customers. Under the terms of the Agreements the Company will supply to the customers and the customers have agreed to distribute these products within the United States. The customers have agreed to acquire 100% of its supply of these products from the Company. The Company’s primary Agreement is for ten years and can be canceled at any time by either party with 60 days written notice and payment of termination fees in accordance with the Agreement.

For the three months ended March 31, 2015 and 2014, 65% and 39% of the Company’s revenue came from the sale of prescription pharmaceutical products to one customer subject to the Agreement. Amounts receivable from these customers were 96.0% of accounts receivable as of March 31, 2015. For the years ended December 31, 2014 and December 31, 2013, 72.2% and 99.0% of the Company’s revenue came from the sale of prescription pharmaceutical products to one customer subject to the Agreement. Amounts receivable from this customer were 93.4% and 99.3% of accounts receivable as of December 31, 2014 and 2013. Both the Company and this customer are separate portfolio companies of Cerberus Capital Management.

In addition, the Company has long-term supply agreements with manufacturers: GlaxoSmithKline, Sanofi, Patheon, Baxter, AstraZeneca as well as others. Several other vendors provide packaging and less critical services. These agreements range from 1 to 5 years.

The Company maintains cash balances in several financial institutions that may be in excess of insurance limits.

NOTE 2:	ACQUISITIONS

On October 3, 2014, the Company entered into an asset purchase agreement to acquire two pharmaceutical product lines from WellSpring Pharmaceutical Corporation for the aggregate purchase price of $55,500 in cash, all of which was allocated to the intellectual property rights acquired. Fees of approximately $1,287 were expensed in conjunction with the acquisition and are included in selling, general, and administrative expenses. The weighted-average life of the acquired intangibles is 7 years. In connection with the asset purchase agreement, the Company will be required to pay Wellspring additional consideration of $1,000 per quarter for each quarter until June 30, 2018, that an AB-rated generic product version of Dibenzyline has not been launched up to a maximum of $12,000. The first such test date is September 2015. Based on FDA filings and other information management has evaluated the fair value of this contingent consideration and determined that the fair value of the liability is not material. All of the assets from the Wellspring asset purchase agreement are included in the carve-out statements.

COVIS PHARMA HOLDINGS S.à r.l.

Notes to Carve-out Financial Statements

For the three months ended March 31, 2015 and 2014 (Unaudited)

and the years ended December 31, 2014 and 2013

(US Dollars in thousands)

NOTE 2:	ACQUISITIONS (continued)

On February 28, 2014, the Company entered into an asset purchase agreement to acquire one pharmaceutical product line from AstraZeneca AB for the aggregate purchase price of $1,000 in cash, all of which was allocated to the intellectual property rights acquired. Fees of approximately $131 were expensed in conjunction with the acquisition and are included in selling, general, and administrative expenses. The weighted-average life of the acquired intangibles is 7 years. The asset from the AstraZeneca AB asset purchase agreement are included in the carve-out statements.

On March 25, 2013, the Company entered into an asset purchase agreement to acquire Rilutek, Plaquenil, Nilandron, Uroxatral and Kayexalate from Sanofi-Aventis US for the aggregate purchase price of $220,600. The purchase price was allocated $219,892 to the intellectual property rights acquired and $708 to inventory acquired. Fees of approximately $2,325 were incurred in conjunction with the acquisition. The weighted-average life of the acquired intangibles is 7 years. As noted in Note 1, Plaquenil, Nilandron, Uroxatral and Kayexalate are included in the purchase agreement, therefore $191,417 of the purchase price has been allocated to the carve-out statements as intellectual property rights and $623 to the inventory acquired. $2,021 of fees related to the transaction were allocated to the carve-out statements based on percentage of assets acquired.

On December 22, 2011, the Company entered into an asset purchase agreement to acquire Lanoxin Tablets, Zantac, Fortaz, Zinacef, Lanoxin IV and Parnate from GlaxoSmithKline for the aggregate purchase price of $65,700 in cash and the assumption of $2,100 in returns liability. The purchase price of $67,800 was allocated to the intellectual property rights acquired. As noted in Note 1, Lanoxin Tablets, Zantac, Fortaz, Zinacef and Parnate are included in the purchase agreement and therefore $64,600 of the purchase price and the assumption of $2,100 of returns has been allocated to the carve-out statements as intellectual property rights and returns reserve, respectively.

Each of the above acquisitions were made by the Company in the furtherance of its business plan.

For each of the acquisitions, the intangible assets pertaining to the IP rights were valued using the multi-period excess earnings method. These projections are based on factors such as relevant market size, patent protection, historical pricing of similar products, and expected industry trends. The estimated future net cash flows are then discounted to the present value using an appropriate discount rate. The collective IP rights encompass intangible rights such as formulas, know-how, trade secrets, and trade names valued as an assemblage based on observed industry market participant transactions where intangible portfolios are collectively sold as a whole and without divisibility.

COVIS PHARMA HOLDINGS S.à r.l.

Notes to Carve-out Financial Statements

For the three months ended March 31, 2015 and 2014 (Unaudited)

and the years ended December 31, 2014 and 2013

(US Dollars in thousands)

NOTE 3:	INVENTORY

Inventory consists of the following at:

	March 31, 2015	December 31, 2014	December 31, 2013
	(Unaudited)

Finished goods	$5,828	$4,178	$4,820
Work-in-progress	313	812	1,514
Raw materials	64	64	717
Reserve	(2,244)	(1,720)	(2,249)

Total	$3,961	$3,334	$4,802

NOTE 4:	INTANGIBLE ASSETS

Intangible assets consist of acquired rights to pharmaceutical products as follows:

	Costs	Accumulated Amortization	Total

Balance at January 1, 2013	$66,700	$(6,670)	$60,030
Intangible assets acquired	191,417	—	191,417
Amortization	—	(27,179)	(27,179)

Balance at December 31, 2013	258,117	(33,849)	224,268
Intangible assets acquired	56,501	—	56,501
Amortization	—	(36,117)	(36,117)

Balance at December 31, 2014	314,618	(69,966)	244,652
Amortization (Unaudited)	—	(10,522)	(10,522)

Balance at March 31, 2015 (Unaudited)	$314,618	$(80,488)	$234,130

Amortization is recognized over the estimated useful life of each product which is between 7 to 10 years. Amortization expense is expected to be $42,086 for each of the next 5 years.

COVIS PHARMA HOLDINGS S.à r.l.

Notes to Carve-out Financial Statements

For the three months ended March 31, 2015 and 2014 (Unaudited)

and the years ended December 31, 2014 and 2013

(US Dollars in thousands)

NOTE 5:	DEBT

In connection with the Sanofi-Aventis US acquisition in 2013 (See Note 2), the Company entered into credit agreement (the “Agreement”) which provides for a term commitment of $205,000.

The payments of principal on the term note are to be made quarterly at the rate of 0.25% of the aggregate principal amount outstanding with any remaining amount paid on the maturity date in April 2019. In November 2013, the Company made a prepayment of $25,000. In April 2014, the Company made a one-time excess cash flow payment of $8,195.

Interest is payable quarterly at the rate of LIBOR as adjusted in accordance with the Agreement, but not less than 1.25%, plus 4.75%. The interest rate at March 31, 2015, was 6.0%.

As noted in Note 2, of the Sanofi-Aventis US acquisition for $220,600, $191,417 or 87.05% of the assets being acquired are included in the carve-out statements. The Company has allocated $147,772 for the three months ended March 31, 2015, and $147,772 and $155,352 for the years ended December 31, 2014 and 2013, to long term debt on the carve-out statements based on the percentage of intellectual property acquired in order to fund the purchase.

In 2013, the Company incurred $8,312 in financing costs that were capitalized and are being amortized over the life of the debt using the interest-rate method. In the preparation of the carve-out statements $7,235 has been included for financing costs based on the same percentage of intellectual property acquired. For the three months ended March 31, 2015 and 2014, amortization expense of $301 and $301 was included in interest expense in the carve-out statements. For the years ended December 31, 2014 and 2013, amortization expense of $1,206 and $904 was included in interest expense in the carve-out statements.

NOTE 6:	COMMITMENTS AND CONTINGENCIES

Litigation

On October 15, 2014, the Company was ordered as a result of an arbitrator’s ruling to reimburse a supplier under the terms of a product supply agreement related to the production of Zantac Premix in the amount of $8,100. This liability is not being assumed by the Acquiring Company and therefore the liability and expense has not been allocated to the carve-out statements. On June 18, 2015, the Company paid the supplier the sum of $9,181, representing the full amount of the judgment, including prejudgment and post-judgment interest.

On December 5, 2014, Covis received a subpoena from the United States Department of Justice, Antitrust Division, requesting certain documents relating to Lanoxin®. Covis is unable to assess potential outcomes of the investigation at this time.

COVIS PHARMA HOLDINGS S.à r.l.

Notes to Carve-out Financial Statements

For the three months ended March 31, 2015 and 2014 (Unaudited)

and the years ended December 31, 2014 and 2013

(US Dollars in thousands)

NOTE 6:	COMMITMENTS AND CONTINGENCIES (continued)

From time to time, the Company may be involved in legal action in the ordinary course of its business, but management does not believe that any such other proceedings commenced through the date of the financial statements individually or in the aggregate, will have material adverse effect on the Company.

NOTE 7:	EQUITY-BASED COMPENSATION PLAN

Covis Holding, L.P. has a Profits Interest Plan under which directors and key employees of the Company are granted Class B Partnership interests in Covis Management Investors LLC (“Covis Management”). These interests are considered profits interest, which in general, entitle the holder of the unit to a prorated share of the increase in value of the unit over the base value determined at the award date. The Company allocated expense of $698 and $672 in the three months ended March 31, 2015 and 2014, respectively. The Company allocated expense of $2,690 and $3,169 in the years ended December 31, 2014 and 2013, respectively.

NOTE 8:	INCOME TAXES

As noted in Note 1, the Purchased Assets being acquired do not represent a separate legal entity for income tax purposes. The deferred tax assets and liabilities reflect deferred taxes related to the tax attributes allocated to the company on the same basis as the assets and liabilities recorded. The related deferred tax assets, liabilities and income tax expense could be significantly different from those presented herein. The Company is subject to taxation in both Switzerland and Luxembourg.

The components of income tax expense are as follows:

	March 31, 2015	March 31, 2014	December 31, 2014	December 31, 2013
	(Unaudited)	(Unaudited)
Current expense:
Switzerland	$3,596	$1,464	$2,642	$124
Deferred expense:
Luxembourg	(184)	(188)	712	651

Total income tax expense	$3,412	$1,276	$3,354	$775

COVIS PHARMA HOLDINGS S.à r.l.

Notes to Carve-out Financial Statements

For the three months ended March 31, 2015 and 2014 (Unaudited)

and the years ended December 31, 2014 and 2013

(US Dollars in thousands)

NOTE 8:	INCOME TAXES (continued)

The reason for the difference between the actual income tax expense and the amount computed by applying the statutory federal rates are primarily differences in negotiated Luxembourg and Switzerland rates and non-deductible expenses.

The components of deferred tax assets (liabilities) as of December 31, 2014 and 2013, are as follows:

	2014	2013
Noncurrent:
Deferred tax assets:
Loss carry forward	$249	$1,236
Valuation allowance	—	(1,236)

Total noncurrent deferred tax asset	$249	$—

Noncurrent:
Deferred tax liabilities:
Deferred financing costs	$1,613	$652

Net noncurrent deferred tax liability	$(1,364)	$(652)

For the three months ended March 31, 2015, the Company has a net operating loss carry forward of $1,600 and for the years ended December 31, 2014 and 2013, the Company has net operating loss carry forwards of $800 and $5,409 available to offset future foreign taxable income, which carry forward indefinitely.

The Company has all its tax years open to examination by Luxembourg and Swiss authorities which are the foreign tax jurisdictions in which the Company files. The Company has not been informed by any tax authorities for any jurisdiction that any of its tax years are under examination.

SCHEDULE B

Concordia Healthcare Corp.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2015

Concordia Healthcare Corp.

PRO FORMA CONSOLIDATED BALANCE SHEET

(Unaudited)

As at March 31, 2015

(Stated in thousands of U.S. Dollars)

	Concordia Healthcare Corp.	Covis Portfolio	Pro Forma Adjustments	Reference	Concordia Healthcare Corp. Pro Forma Consolidated
Assets
Current
Cash	$35,363	$—	$82,749	3(c)	$118,112
Accounts receivable	20,065	85,443	(85,443)	3(b)	20,065
Inventory	7,662	3,961	—	3(a)	11,623
Prepaid expenses and other current assets	15,961	1,220	(1,220)	3(b)	15,961

	79,051	90,624	(3,914)		165,761
Fixed assets	1,562	423	(423)	3(b)	1,562
Intangible assets	465,009	234,130	(234,130)	3(b)	1,661,529
			1,196,520	3(a)
Deferred income taxes	1,046	—	—		1,046
Deferred financing costs, net	—	4,824	(4,824)	3(b)	—
Goodwill	36,259	—	—		36,259

Total Assets	$582,927	$330,001	$953,229		$1,866,157

Liabilities
Current
Accounts payable	$9,049	$981	$(981)	3(b)	$9,049
Accrued liabilities	6,844	6,808	(6,808)	3(b)	6,844
Provisions	18,820	2,445	(2,445)	3(b)	19,301
			481	3(a)
Royalties payable	1,316	—	—		1,316
Dividend payable	2,166	—	—		2,166
Taxes payable	48	—	—		48
Current portion of notes payable	572	—	—		572
Current portion of long-term debt	253,347	1,785	(1,785)	3(b)	—
			(253,347)	3(c)
Current portion of purchase consideration payable	2,240	—	—		2,240

	294,402	12,019	(264,885)		41,536
Long-term debt	—	145,987	(145,987)	3(b)	—
Term loans and senior notes - (net of debt issuance costs)	—	—	1,263,878	3(c)	1,263,878
Notes payable	4,053	—	—		4,053
Purchase consideration payable	22,417	—	—		22,417
Deferred income taxes	120	1,364	(1,364)	3(b)	120
Other liabilities	240	—	—		240

Total Liabilities	321,232	159,370	851,642		1,332,244

Shareholders’ Equity
Share capital	247,087	—	279,380	3(c)	526,467
Net equity	—	170,631	(170,631)	3(a)	—
Reserve for share based compensation	5,912	—	—		5,912
Accumulated other comprehensive income	(567)	—	—		(567)
Retained earnings (deficit)	9,263	—	(1,453)	3(c)	2,101
			(5,709)	3(c)

Total Shareholders’ Equity	261,695	170,631	101,587		533,913

Total Liabilities and Shareholders’ Equity	$582,927	$330,001	$953,229		$1,866,157

Concordia Healthcare Corp.

PRO FORMA CONSOLIDATED INCOME STATEMENT

(Unaudited)

For the three months ended March 31, 2015

(Stated in thousands of U.S. Dollars)

	Concordia Healthcare Corp.	Covis Portfolio	Pro Forma Adjustments	Reference	Concordia Healthcare Corp. Pro Forma Consolidated

Revenue	$36,435	$60,880	—		$97,315
Cost of sales	4,345	5,638	—		9,983

Gross profit	32,090	55,242	—		87,332

Operating expenses
General and administrative	6,317	5,280	—		11,597
Business acquisition related costs	2,438	—	—		2,438
Selling and marketing	3,105	—	—		3,105
Research and development	3,088	—	—		3,088
Share-based compensation	897	698	—		1,595
Depreciation expense	56	—	—		56

Total operating expenses	15,901	5,978	—		21,879

Operating income	16,189	49,264	—		65,453

Other income and expense
Interest and accretion expense	8,641	2,598	(2,598)	3(e)	21,219
			(8,641)	3(f)
			19,691	3(d)
			1,528	3(d)
Change in fair value of contingent consideration	(1,282)	—	—		(1,282)
Amortization of intangible assets	5,205	10,522	(10,522)	3(j)	20,162
			14,957	3(j)
Foreign exchange loss	(409)	—	—		(409)
Fair value (gain) loss on foreign exchange forward contract	(2,549)	—	—		(2,549)
Other (income) expense	416	(78)	—		338

Income (loss) before tax	6,167	36,222	(14,415)		27,974

Income taxes	499	3,412	(3,187)	3(l)	724

Net Income (loss)	5,668	32,810	(11,228)		27,250

Weighted average shares outstanding
Basic	28,871,869		4,329,428	3(i)	33,201,297
Diluted	30,584,951		4,329,428	3(i)	34,914,379

Earnings per share
Basic	$0.20				$0.82
Diluted	$0.19				$0.78

Concordia Healthcare Corp.

PRO FORMA CONSOLIDATED INCOME STATEMENT

(Unaudited)

For the year ended December 31, 2014

(Stated in thousands of U.S. Dollars)

	Concordia Healthcare Corp.	Donnatal® Jan 1 - May 15, 2014	Zonegran® Jan 1 - Sep 30, 2014	Concordia Healthcare Corp. including Donnatal® and Zonegran®	Covis Portfolio	Pro Forma Adjustments	Reference	Concordia Healthcare Corp. Pro Forma Consolidated

Revenue	$122,191	$17,607	$17,281	$157,079	$151,534	—		$308,613
Cost of sales	17,989	900	4,311	23,200	12,939	—		36,139

Gross profit	104,202	16,707	12,970	133,879	138,595	—		272,474

Operating expenses
General and administrative	20,663	3,280	1,994	25,937	32,920	—		58,857
Business acquisition related costs	13,521	—	—	13,521	—	—		13,521
Selling and marketing	10,229	1,159	566	11,954	—	—		11,954
Research and development	9,301	94	—	9,395	—	—		9,395
Share-based compensation	4,484	—	—	4,484	2,690	—		7,174
Depreciation expense	131	114	—	245	—	—		245

Total operating expenses	58,329	4,647	2,560	65,536	35,610	—		101,146

Operating income	45,873	12,060	10,410	68,343	102,985	—		171,328

Other income and expense
Interest and accretion expense	12,194	—	—	12,194	10,523	(10,523)	3(g)	90,738
						(6,332)	3(h)
						78,763	3(d)
						6,113	3(d)
Change in fair value of contingent consideration	2,629	—	—	2,629	—	—		2,629
Amortization of intangible assets	11,039	—	—	11,039	36,117	(36,117)	3(j)	79,561
						59,826	3(j)
						8,696	3(k)
Foreign exchange loss	696	—	—	696	—	—		696
Other (income) expense	203	—	38	241	(159)	—		82

Income (loss) before tax	19,112	12,060	10,372	41,544	56,504	(100,426)		(2,378)

Income taxes	7,522	—	3,994	11,516	3,353	(7,568)	3(m)	7,301

Net Income (loss)	11,590	12,060	6,378	30,028	53,151	(92,858)		(9,679)

Weighted average shares outstanding
Basic	25,793,068					4,329,428	3(i)	30,122,496
Diluted	27,209,904					4,329,428	3(i)	31,539,332

Earnings per share
Basic	$0.45							$(0.32)
Diluted	$0.43							$(0.32)

Concordia Healthcare Corp.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Stated in thousands of U.S dollars)

1. ACQUISITION OF DONNATAL®, ZONEGRAN® AND COVIS PORTFOLIO

Concordia Healthcare Corp. (the “Company” or “Concordia”) is an integrated healthcare company that targets three areas: (a) legacy pharmaceutical products; (b) specialized healthcare distribution that services the growing diabetic market; and (c) the acquisition and/or development of orphan drugs.

These three business units are run as separate divisions but are inter-related. The cash-flow from legacy pharmaceutical products is used to fund operations and is also intended to fund the expansion of indications for orphan drugs. Through its registered pharmacy operation, the specialty healthcare distribution division is intended to provide a specialty distribution capacity for orphan drugs once acquired and / or developed.

On May 15, 2014, Concordia Pharmaceuticals Inc. (“CPI”), a subsidiary of the Company, completed the purchase of Donnatal®, pursuant to the terms and conditions of an agreement entered into on March 19, 2014, from a privately held specialty pharmaceutical company carrying on business as Revive Pharmaceuticals (“Revive Pharmaceuticals”).

Donnatal® is an adjunctive therapy in the treatment of irritable bowel syndrome (“IBS”) and acute enterocolitis. The Company also acquired the sales and marketing infrastructure related to the drug.

The Company, through CPI, acquired Donnatal® for total consideration of $329,151 comprised of $200,000 in cash and an aggregate of 4,605,833 common shares of the Company valued at $129,151 based on the closing price of the Company’s common shares on May 15, 2014 of CAD$30.50 per share converted to United States dollars (“USD”) using the May 15, 2014 Bank of Canada closing USD:CAD exchange rate of 1:1.0877.

Management paid for the cash component of the acquisition through a combination of available cash and debt financing. In this respect, the Company entered into a secured credit facility having a principal amount of up to $195,000, consisting of a $170,000 term loan and a $25,000 operating line (the “Credit Facility”) with GE Capital Canada Finance Inc. and a syndicate of lenders.

On September 30, 2014, Concordia, through its subsidiary CPI, completed the purchase of Zonegran® for commercialization and sale in the United States, including Puerto Rico, from Eisai Inc. (“Eisai”), pursuant to the terms and conditions of a definitive asset purchase agreement. Zonegran® is an adjunctive therapy in the treatment of partial seizures in adults with epilepsy. The purchase price paid to Eisai was $91,402 in cash, which included $1,402 for purchased inventory.

Management paid for the acquisition of Zonegran® through debt financing. In this respect, the Company entered into an incremental senior credit facility of $95,000 by way of an amendment and restatement of the Credit Facility (the “Amended and Restated Credit Facility”). All of the Company’s obligations under the Amended and Restated Credit Facility were secured by the assets of the Company and the assets of its material subsidiaries.

On April 21, 2015, Concordia, through its subsidiary CPI, completed the acquisition of substantially all of the commercial assets of privately held Covis Pharma S.à.r.l and Covis Injectables, S.à.r.l (together “Covis”) for $1,200,000 in cash (the “Covis Acquisition”). The Covis drug portfolio acquired (the “Portfolio”) consists of 18 products, comprised of 12 branded products and five authorized generic contracts and a product distributed by a third party in Australia pursuant to the terms of a distribution agreement, that address medical conditions in various therapeutic areas including cardiovascular, central nervous system, oncology and acute care markets.

The Covis Acquisition was structured as an all-cash transaction with a purchase price of $1,200,000 for the Portfolio and certain related assets being acquired. The Company paid for the acquisition through a mix of bank facilities, senior notes and equity as further described below.

Concordia Healthcare Corp.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Stated in thousands of U.S dollars)

Bank Facilities

Concurrent with the closing of the Covis Acquisition, the Company entered into a credit agreement (“Credit Agreement”) dated April 21, 2015, by and among the Company, certain of the Company’s subsidiaries, the Royal Bank of Canada, Morgan Stanley Senior Funding, Inc., TD Securities (USA) LLC, GE Capital Markets, Inc., Fifth Third Bank and certain lenders party thereto (collectively, the “Lenders”). Pursuant to the terms of the Credit Agreement, the Lenders agreed to provide senior secured credit facilities in an aggregate principal amount of up to $700 million comprising: (i) a senior secured revolving credit facility (the “Revolving Facility”) in an aggregate principal amount of up to $125 million; and (ii) a senior secured term loan facility (the “Term Facility”) in an aggregate principal amount of $575 million (together, the “Bank Facilities”). The Bank Facilities are secured by the assets of the Company and the assets of the Company’s material subsidiaries.

The Term Facility will mature on the seventh anniversary of the date of the Covis Acquisition (unless extended by the lenders under the Term Facility) and the Revolving Facility will mature on the fifth anniversary of the date of the Covis Acquisition (unless extended by the lenders under the Revolving Facility). The Term Facility bears a variable interest rate with fixed repayments required over the term to maturity, as well as mandatory repayments based on excess cash flow generated by the Company as defined in the Credit Agreement, calculated annually. Interest rates are calculated at the U.S. Prime Rate or LIBOR plus applicable margins.

The funds made available to the Company under the Term Facility were used to partially fund (i) the purchase price for the Covis Acquisition; (ii) the fees and expenses incurred in connection with the Covis Acquisition; and (iii) the repayment and retirement of the Company’s outstanding debt issued pursuant to the terms and provisions of the Amended and Restated Credit Facility. The Company has not drawn on the Revolving Facility.

Senior Notes due 2023

In connection with the Covis Acquisition, on April 21, 2015 the Company closed a private offering of $735 million of 7.00% Senior Notes due 2023 (the “Notes”) issued pursuant to an indenture. The Notes were priced at an issue price of 100.00% of their face amount to yield 7.00%. Interest on the Notes is payable semi-annually on April 15th and October 15th of each year. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

The net proceeds of the offering of the Notes were used to partially fund (i) the purchase price for the Covis Acquisition; and (ii) the fees and expenses incurred in connection with the Covis Acquisition.

Equity Offering

On April 8, 2015, Concordia closed a short form prospectus offering, on a “bought deal” basis, of 4,329,428 subscription receipts (“Subscription Receipts”) of the Company, which included the exercise by the Underwriters (as defined below) of an over-allotment option of 15%, for aggregate gross proceeds of CAD $368,001,380 (the “2015 Offering”).

The 2015 Offering was completed at a price per Subscription Receipt of CAD $85.00 by a syndicate of underwriters led by RBC Capital Markets, as sole bookrunner and co-lead manager, and including GMP Securities L.P., as co-lead manager, and TD Securities Inc. (collectively, the “Underwriters”). Upon closing of the Covis Acquisition, each holder of Subscription Receipts automatically received, without payment of additional consideration, one common share of the Company in exchange for each Subscription Receipt held.

The net proceeds of the 2015 Offering were used to partially fund: (i) the purchase price for the Covis Acquisition; and (ii) fees and expenses incurred in connection with the Covis Acquisition.

Concordia Healthcare Corp.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Stated in thousands of U.S dollars)

2. BASIS OF PRESENTATION

The unaudited pro forma consolidated financial statements of Concordia have been prepared by management. In the opinion of management, the pro forma consolidated financial statements include all adjustments necessary for fair presentation of the transactions as described above.

The unaudited pro forma consolidated financial statements of the Company have been compiled from the following financial information:

•	Audited financial statements of Concordia for the year ended December 31, 2014, which include the results of Donnatal® and Zonegran® post their acquisition dates of May 15, 2014 and September 30, 2014, respectively;

•	Unaudited financial statements of Concordia as of and for the three months ended March 31, 2015;

•	Unaudited carve out financial information of Donnatal® for the period January 1, 2014 to May 15, 2014;

•	Audited carve out financial statements of Zonegran® for the year ended March 31, 2014 and unaudited carve our financial statements of Zonegran® for the six months ended September 30, 2014;

•	Audited carve out financial statements of the Portfolio acquired from Covis for the year ended December 31, 2014; and

•	Unaudited carve out financial statements of the Portfolio acquired from Covis as of and for the three months ended March 31, 2015.

The conversion of the Donnatal®, Zonegran® and Covis financial statements from US GAAP to IFRS have no material impact.

The Company’s balance sheet as at March 31, 2015 includes the impact of both the Donnatal® and Zonegran® acquisitions described in Note 1. The unaudited pro forma consolidated balance sheet has been prepared as if the Covis Acquisition and the associated financing for the acquisition occurred on March 31, 2015. The unaudited pro forma consolidated income statements have been prepared as if the transactions described in Note 1, and the associated financing, had occurred on January 1, 2014.

The unaudited pro forma consolidated financial statements are not intended to reflect the financial position or performance of the Company which would have actually resulted had the proposed transactions described in Note 1 and other pro forma adjustments occurred as assumed. Further, these unaudited pro forma consolidated financial statements are not necessarily indicative of the financial position or performance that may be attained in the future. The unaudited pro forma consolidated financial statements should be read in conjunction with the financial information referred to above.

Concordia Healthcare Corp.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Stated in thousands of U.S dollars)

3. PRO FORMA CONSOLIDATED ADJUSTMENTS

The unaudited pro forma consolidated financial statements incorporate the following assumptions:

(a)	Completion of the Covis Acquisition will be as follows:

Net Assets Acquired
Inventory	$3,961
Provisions	(481)
Acquired product rights	1,196,520

Total	$1,200,000

Consideration Comprised of:
Cash	$1,200,000

The above allocation of the purchase price is preliminary. The Company is continuing to assess and review the fair value of net assets acquired pursuant to the Covis Acquisition and finalize the associated purchase price accounting. As a result, the final allocation of the purchase price could vary significantly from the amounts used in the unaudited pro forma consolidated financial statements.

As part of the above allocation of the purchase price, the balance in the net equity section of the Covis audited carve out balance sheet as at March 31, 2015 of $170,631 has been eliminated.

(b)	The unaudited pro forma consolidated balance sheet has been adjusted to eliminate the historical cost of assets and liabilities recorded by Covis, with the exception of: (i) inventory; and (ii) an adjustment of $481 for the assumption by the Company of net liabilities related to authorized generic contracts for 3 products. As described in Note (a), the Company is continuing to finalize the valuation of assets acquired pursuant to the Covis Acquisition.

The following table details the assets and liabilities not acquired as part of the Covis Acquisition:

Net Assets not acquired
Accounts receivable	$85,443
Prepaid expenses and other current assets	1,220
Fixed assets	423
Intangible assets	234,130
Deferred financing costs	4,824
Accounts payable	(981)
Accrued liabilities	(6,808)
Provisions	(2,445)
Current portion of long-term debt	(1,785)
Long-term debt	(145,987)
Deferred taxes	(1,364)

Total net assets not acquired	$166,670

(c)	The acquisition of the Portfolio from Covis was financed using a mixture of equity financing, bank facilities and senior notes. The following table details the sources and uses of the funds:

Concordia Healthcare Corp.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Stated in thousands of U.S dollars)

Sources of funds
Issuance of equity	$293,862
Bank facilities	575,000
Senior notes	735,000

Total	$1,603,862

Uses of funds
Purchase consideration for acquisition of Covis Portfolio	$1,200,000
Retirement of existing GE Capital credit facilities at face value	254,800
Debt issuance costs	46,122
Equity issuance costs	14,482
Acquisition related costs	5,709
General corporate purposes	82,749

$1,603,862

The financing described above facilitated the retirement of the Company’s Amended and Restated Credit Facility with GE Capital Canada Finance Inc. As at March 31, 2015 the Amended and Restated Credit Facility had a face value of $254,800 and a carrying value of $253,347 in the financial statements of the Company. The difference of $1,453 between the face value of the debt and the carrying value of the debt represents the unamortized portion of transaction costs incurred upon issuance of the credit facilities. Transaction costs associated with the GE Capital Canada Finance Inc. credit facilities have been included as a reduction to the carrying amount of the liability and are amortized through interest and accretion expense using the effective interest rate method in the financial statements of the Company.

The unaudited pro forma balance sheet includes adjustments to: (i) eliminate the carrying amount of the Amended and Restated Credit Facility of $253,347; (ii) recognize a write-off of unamortized carrying costs of $1,453 to retained earnings; (iii) reflect the issuance of equity of $293,862 less estimated equity issuance costs of $14,482 as detailed in the table below; (iv) reflect the issuance of term loans and senior notes as detailed in the table below less estimated debt issuance costs of $46,122; and (v) recognize an expense of $5,709 to retained earnings to account for the portion of the financing that was used to pay for acquisition related costs.

The following table details the issuance of equity included as an adjustment to the unaudited pro forma consolidated balance sheet:

Equity net of issuance costs
Issuance of equity	$293,862
Less: equity issuance costs	(14,482)

$279,380

Concordia Healthcare Corp.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Stated in thousands of U.S dollars)

The following table details the carrying value of debt included as an adjustment to the unaudited pro forma consolidated balance sheet:

Carrying value of long-term debt
Bank facilities	$575,000
Senior notes	735,000
Less: debt issuance costs	(46,122)

$1,263,878

(d)	The unaudited pro forma consolidated income statements for the three months ended March 31, 2015 and for the year ended December 31, 2014 include adjustments to increase interest and accretion expense to reflect the impact of the term loans and senior notes referred to in note 3(c) above. For the purposes of the unaudited pro forma consolidated income statements it is assumed that the term loans and senior notes were issued on January 1, 2014. The following table details the calculations of the adjustments related to interest expense:

Debt financing sources	Principal	Interest Rate	2014 Interest Expense	Q1-15 Interest Expense
Bank facilities	575,000	4.75%	27,313	6,828
Senior notes	735,000	7.00%	51,450	12,863

Total	$1,310,000		$78,763	$19,691

Debt issuance costs of $46,122 are included as a reduction to the carrying amount of the liability and will be amortized through interest and accretion expense using the effective interest rate method. For the purposes of the unaudited pro forma consolidated income statements a straight-line amortization over the maturity period of the term loans and senior notes has been assumed. The following table details the calculation of the adjustment related to accretion interest:

Amortization of Debt Issuance Costs	Costs	Years	2014 Accretion	Q1-2015 Accretion
Bank facilities	19,472	7	2,782	695
Senior notes	26,650	8	3,331	833

Total	$46,122		$6,113	$1,528

(e)	The unaudited pro forma consolidated income statement for the three months ended March 31, 2015 includes an adjustment to decrease interest and accretion expense by $2,598 incurred by Covis on debt that was not assumed by the Company as part of the Covis Acquisition.

(f)	The unaudited pro forma consolidated income statement for the three months ended March 31, 2015 includes an adjustment to decrease interest and accretion expense incurred by Concordia related to its credit facilities with GE Capital Canada Finance Inc. of $8,641. As discussed in Note 3(c) above, these credit facilities were retired as part of the financing related to the Covis Acquisition.

(g)	The unaudited pro forma consolidated income statement for the year ended December 31, 2014 includes an adjustment to decrease interest and accretion expense by $10,523 incurred by Covis on debt that was not assumed by the Company as part of the Covis Acquisition.

(h)	The unaudited pro forma consolidated income statement for the year ended December 31, 2014 includes an adjustment to decrease interest and accretion expense incurred by the Company related to its credit facilities with GE Capital Canada Finance Inc. of $6,332.

Concordia Healthcare Corp.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Stated in thousands of U.S dollars)

(i)	The unaudited pro forma consolidated income statements for the three months ended March 31, 2015 and for the year ended December 31, 2014 include adjustments to increase the weighted average number of common shares outstanding on both a basic and diluted basis by 4,329,428 shares. On April 21, 2015, the Company issued 4,329,428 common shares in exchange for the Subscription Receipts to partially fund the Covis Acquisition and fees and expenses incurred in connection with the Covis Acquisition.

(j)	The unaudited pro forma consolidated income statement for the three months ended March 31, 2015 and for the year ended December 31, 2014 include adjustments to decrease amortization expense by $10,522 and $36,117, respectively, representing the amortization of intangible assets recorded by Covis. The statements also include adjustments to increase amortization expense by $14,957 and $59,826. These adjustments represents the amortization that Concordia would have recognized in each period assuming that the acquired product rights detailed in Note 3(a) of $1,196,520 were amortized over a period of 20 years. As noted in the audited financial statements of Concordia, the Company amortizes intangible assets over a period of 15 – 30 years. As discussed in note (a) above, the Company is continuing to assess and review the fair value of net assets acquired pursuant to the Covis Acquisition and finalize the associated purchase price accounting including the valuation of intangible assets acquired. As part of the valuation the Company will also determine the useful life of each of the products acquired. As a result, the actual amortization expense recognized by the Company could vary significantly from the amounts used in the unaudited pro forma consolidated financial statements.

(k)	The unaudited pro forma consolidated income statement for the year ended December 31, 2014 includes an adjustment to increase amortization expense by $8,696. This adjustment represents amortization of the acquired product rights from the acquisitions of Donnatal® and Zonegran® that Concordia would have recognized in 2014 during the period prior to Concordia’s acquisition of these assets. The following table details the calculation of the adjustment to amortization expense:

	Acquired Product Rights	Date of Acquisition	Pre- Acquisition Period (months)	Useful Life (years)	Pro Forma Amortization Adjustment
Donnatal®	327,523	2014-05-15	4.5	30	4,094
Zonegran®	92,040	2014-09-30	9.0	15	4,602

Total	$419,563				$8,696

Concordia Healthcare Corp.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Stated in thousands of U.S dollars)

(l)	The unaudited pro forma consolidated income statement for the three months ended March 31, 2015 includes an adjustment to decrease income taxes by $3,187. This reflects the assumption that: (i) the Portfolio acquired from Covis would have been subject to CPI’s effective tax rate; and (ii) the net pro forma adjustments would reduce taxable income in CPI. The following table details the impact of the assumptions noted:

Income tax adjustment
Covis Jan 1 - Mar 31, 2015 net income before tax	36,222

CPI 2014 effective tax rate	1.03%
Calculated income tax	373

Impact to net income before tax of pro forma adjustments	(14,415)
Tax impact of pro forma adjustments at CPI effective tax rate of 1.03%	(148)

Reversal of reported income tax expense:
Covis	(3,412)

Total tax adjustments	$(3,187)

(m)	The unaudited pro forma consolidated income statement for the year ended December 31, 2014 includes an adjustment to decrease income taxes by $7,568. This reflects the assumption that: (i) the net income associated with Donnatal®, Zonegran® and the Portfolio acquired from Covis would have been subject to CPI’s effective tax rate in 2014; and (ii) the net pro forma adjustments would reduce taxable income in CPI. The following table details the impact of the assumptions noted:

Income tax adjustment
Donnatal® Jan 1 - May 15, 2014 net income before tax	$12,060
Zonegran® Jan 1 - Sep 30, 2014 net income before tax	10,372
Covis Jan 1 - Dec 31, 2014 net income before tax	56,504

Total	78,936
CPI 2014 effective tax rate	1.03%
Calculated income tax	813

Impact to net income before tax of pro forma adjustments	(100,426)
Tax impact of pro forma adjustments at CPI effective tax rate of 1.03%	(1,034)

Reversal of reported income tax expense:
Zonegran	(3,994)
Covis	(3,353)

Total tax adjustments	$(7,568)